As filed with the U.S. Securities and Exchange Commission on August 10, 2023
Registration Statement No. ___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FREYR Battery
(Exact name of registrant as specified in its charter)

Luxembourg	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
22-24, Boulevard Royal, L-2449 Luxembourg
Grand Duchy of Luxembourg
+352 621 727 777

(Address of principal executive offices, including zip code)
2021 Equity Incentive Plan (as amended and restated)

(Full title of the plan)

Tom Einar Jensen
FREYR Battery
22-24, Boulevard Royal, L-2449 Luxembourg
Grand Duchy of Luxembourg
+352 621 727 777

(Name, address and telephone number, including area code, of agent for service)
With copies to:
Denis Klimentchenko, Esq.
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate, London EC2N 4BQ
United Kingdom
+44 (20) 7519 7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
FREYR Battery (the “Company” or “Registrant”) is filing this registration statement on Form S-8 (“Registration Statement”) to register 13,400,000 ordinary shares, without nominal value (“Ordinary Shares”), issuable pursuant to the Company’s 2021 Equity Incentive Plan (amended and restated as of May 10, 2023) (the “2021 Equity Incentive Plan (as amended and restated)”). Such Ordinary Shares are in addition to the 13,300,368 Ordinary Shares registered on the Company’s Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on December 17, 2021 (Commission File No. 333-261725) (the “Prior Registration Statement”).
This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relate, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements, to the extent relating to the registration of the Ordinary Shares issuable under the 2021 Equity Incentive Plan (as amended and restated), are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
We are incorporating by reference certain information that we have filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information contained in the documents that we are incorporating by reference is considered to be part of this Registration Statement, and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference into this Registration Statement.
a.The Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 27, 2023.
b.The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 15, 2023.
c.The Company’s Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on January 10, 2023, February 27, 2023, March 15, 2023, March 16, 2023, May 15, 2023, May 23, 2023, June 20, 2023, June 26, 2023, and July 14, 2023 (excluding “furnished” and not “filed” information).
d.The description of the Company’s Ordinary Shares, without nominal value, contained in the registration statements on Form S-1 filed with the SEC on August 9, 2021 and the post-effective amendments thereof on August 9, 2021, August 27, 2021 and March 10, 2022, and Form S-3 filed with the SEC on September 1, 2022, including any amendments or reports filed for the purpose of updating such description.
All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
Pursuant to Luxembourg law on agency, agents are generally entitled to be reimbursed any advances or expenses made or incurred in the course of their duties, except in cases of fault or negligence on their part. Luxembourg law provisions on agency are generally applicable to the mandate of directors and officers of the Company.
The Company’s Consolidated Articles of Association provide that directors and officers, past and present, will be entitled to indemnification from the Company to the fullest extent permitted by Luxembourg law against liability and all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she would be involved by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof. However, no indemnification will be provided against any liability to the Company’s directors or officers (i) by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties of a director or officer, (ii) with respect to any matter as to which any director or officer shall have been finally adjudicated to have acted in bad faith and not in the Company’s interest, or (iii) in the event of a settlement, unless approved by a court of competent jurisdiction or the board of directors.
Pursuant to Luxembourg law, a company is generally liable for any violations committed by its employees in the performance of their functions except where such violations are not in any way linked to the duties of the employee.
Item 7. Exemption from Registration Claimed
Not applicable.

Item 8. Exhibits

Exhibit No.	Description
4.1	Consolidated Articles of Association of FREYR Battery as of December 20, 2022 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on March 15, 2023)
5.1*	Opinion of Arendt & Medernach SA, Luxembourg counsel of FREYR Battery
23.1*	Consent of PricewaterhouseCoopers AS, independent registered accounting firm for FREYR Battery
23.2*	Consent of Arendt & Medernach SA, Luxembourg counsel of FREYR Battery (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature page hereto)
99.1*	2021 Equity Incentive Plan (amended and restated as of May 10, 2023)
107*	Filing Fee Table
* Filed herewith

SIGNATURES
 Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oslo, Norway, on August 10, 2023.

FREYR BATTERY

By:	/s/ Tom Einar Jensen
Name:	Tom Einar Jensen
Title:	Chief Executive Officer and Executive Chair

 KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tom Einar Jensen and Oscar K. Brown, and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tom Einar Jensen	Chief Executive Officer and Executive Chair	August 10, 2023
Tom Einar Jensen	(Principal Executive Officer)

/s/ Oscar K. Brown	Group Chief Financial Officer	August 10, 2023
Oscar K. Brown	(Principal Financial Officer )

/s/ Lori A. Papp	Chief Accounting Officer	August 10, 2023
Lori A. Papp	(Principal Accounting Officer)

/s/ Daniel Barcelo	Director	August 10, 2023
Daniel Barcelo

/s/ Mimi Berdal	Director	August 10, 2023
Mimi Berdal

/s/ Jason Forcier	Director	August 10, 2023
Jason Forcier

/s/ Peter Matrai	Director	August 10, 2023
Peter Matrai

/s/ Birger Steen	Director	August 10, 2023
Birger Steen

/s/ Daniel Steingart	Director	August 10, 2023
Daniel Steingart

/s/ Olaug Svarva	Director	August 10, 2023
Olaug Svarva